EXHIBIT 10









                                  $3,000,000.00

                                CREDIT AGREEMENT

                                   DATED AS OF

                                  APRIL 3, 1996

                                     BETWEEN

                         DATASOUTH COMPUTER CORPORATION

                                       AND

                      WACHOVIA BANK OF NORTH CAROLINA, N.A.

                                TABLE OF CONTENTS


                          [Not a part of the Agreement]


         ARTICLE I.  DEFINITIONS..................................................................................1
                  SECTION 1.01.  Definitions......................................................................1
                  SECTION 1.02.  Accounting Terms and Determinations.............................................10
                  SECTION 1.03.  References......................................................................11

         ARTICLE II.  THE CREDITS................................................................................11
                  SECTION 2.01.  Commitment to Lend..............................................................11
                  SECTION 2.02.  Method of Borrowing.............................................................11
                  SECTION 2.03.  Note............................................................................12
                  SECTION 2.04.  Maturity of Advances............................................................12
                  SECTION 2.05.  Interest Rates..................................................................13
                  SECTION 2.06.  Commitment Fee..................................................................13
                  SECTION 2.07.  Optional Termination or Reduction of Commitment.................................13
                  SECTION 2.08.  Mandatory Termination of Commitment.............................................14
                  SECTION 2.09.  Optional Prepayments............................................................14
                  SECTION 2.10.  Mandatory Prepayments...........................................................14
                  SECTION 2.11.  General Provisions Concerning Payments..........................................14
                  SECTION 2.12.  Computation of Interest and Fees................................................14

         ARTICLE III.  CHANGE IN CIRCUMSTANCES; COMPENSATION.....................................................15
                  SECTION 3.01.  Basis for Determining Interest Rate Inadequate or Unfair........................15
                  SECTION 3.02.  Illegality......................................................................15
                  SECTION 3.03.  Increased Cost and Reduced Return...............................................15
                  SECTION 3.04.  Base Rate Loans Substituted for Affected Euro-Dollar Loans......................17
                  SECTION 3.05.  Compensation....................................................................17

         ARTICLE IV.  CONDITIONS TO BORROWINGS...................................................................18
                  SECTION 4.01.  Conditions to First Borrowing...................................................18
                  SECTION 4.02.  Conditions to All Borrowings....................................................18

         ARTICLE V.  REPRESENTATIONS AND WARRANTIES..............................................................19
                  SECTION 5.01.  Corporate Existence and Power...................................................19
                  SECTION 5.02.  Corporate and Governmental Authorization; Contravention.........................19
                  SECTION 5.03.  Binding Effect..................................................................19
                  SECTION 5.04.  Financial Information...........................................................19
                  SECTION 5.05.  Litigation......................................................................20
                  SECTION 5.06.  Compliance with ERISA...........................................................20
                  SECTION 5.07.  Taxes...........................................................................20
                  SECTION 5.08.  Subsidiaries....................................................................20
                  SECTION 5.09.  Not an Investment Company.......................................................20
                  SECTION 5.10.  Ownership of Property; Liens....................................................21


                  SECTION 5.11.  No Default......................................................................21
                  SECTION 5.12.  Full Disclosure.................................................................21
                  SECTION 5.13.  Environmental  Matters..........................................................21
                  SECTION 5.14.  Compliance with Laws.  .........................................................21

         ARTICLE VI.  COVENANTS..................................................................................22
                  SECTION 6.01.  Information.....................................................................22
                  SECTION 6.02.  Inspection of Property, Books and Records.......................................23
                  SECTION 6.03.  Ratio of Consolidated Debt to Consolidated Total Tangible Capital...............23
                  SECTION 6.04.  Minimum Consolidated Tangible Net Worth.........................................23
                  SECTION 6.05.  Fixed Charges Coverage..........................................................24
                  SECTION 6.06.  Investments.  ..................................................................24
                  SECTION 6.07.  Negative Pledge.  ..............................................................24
                  SECTION 6.08.  Maintenance of Existence.  .....................................................24
                  SECTION 6.09.  Dissolution.  ..................................................................24
                  SECTION 6.10.  Consolidations, Mergers and Sales of Assets.  ..................................24
                  SECTION 6.11.  Use of Proceeds.  ..............................................................25
                  SECTION 6.12.  Compliance with Laws; Payment of Taxes.  .......................................25
                  SECTION 6.13.  Insurance.  ....................................................................25
                  SECTION 6.14.  Change in Fiscal Year.  ........................................................25
                  SECTION 6.15.  Maintenance of Property.  ......................................................25
                  SECTION 6.16.  Environmental Notices.  ........................................................25
                  SECTION 6.17.  Environmental Matters.  ........................................................25
                  SECTION 6.18.  Environmental Release.  ........................................................25

         ARTICLE VII.  DEFAULTS..................................................................................26
                  SECTION 7.01.  Events of Default...............................................................26
                  SECTION 7.02.  Remedies on Default.............................................................28
                  SECTION 7.03.  Security Interest; Offset.......................................................28

         ARTICLE VIII.  MISCELLANEOUS............................................................................28
                  SECTION 8.01.  Notices.........................................................................28
                  SECTION 8.02.  No Waivers......................................................................29
                  SECTION 8.03.  Expenses; Documentary Taxes.....................................................29
                  SECTION 8.04.  Amendments and Waivers..........................................................30
                  SECTION 8.05.  Successors and Assigns..........................................................30
                  SECTION 8.06.  Confidentiality.................................................................31
                  SECTION 8.07.  Interest Limitation.............................................................32
                  SECTION 8.08.  Governing Law...................................................................32
                  SECTION 8.09.  Counterparts....................................................................32
                  SECTION 8.10.  Consent to Jurisdiction.........................................................32
                  SECTION 8.11.  Severability....................................................................32
                  SECTION 8.12.  Captions........................................................................32


EXHIBIT A         Form of Note

EXHIBIT B         Form of Assignment and Acceptance

                                CREDIT AGREEMENT


                  THIS CREDIT AGREEMENT, made as of the 3rd day of April 1996, by and between DATASOUTH COMPUTER CORPORATION, a Delaware corporation (together with its successors, the "Borrower"), and WACHOVIA BANK OF NORTH CAROLINA, N.A., a national banking association (together with endorsees, successors and assigns, the "Bank").

                                   BACKGROUND


                  The Borrower desires to establish with the Bank a credit facility providing for revolving loans of up to $3,000,000.00 in the aggregate maximum principal amount at any time outstanding, and the Bank is willing to establish such a credit facility on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:


                             ARTICLE I. DEFINITIONS

                  SECTION 1.01. Definitions. The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein (terms defined in the singular to have the same meanings when used in the plural and vice versa):

                  "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                  "Advance" means any advance by the Bank under the Commitment.

                  "Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or
(iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

                  "Applicable Margin" means (x) for any Base Rate Loan, for any day a number equal to zero percent (0.0%), and (y) for any Euro-Dollar Loan, a positive number equal to two and one-quarter percent (2.25%).

                  "Assignee" has the meaning set forth in Section 8.05(c).

                  "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 8.05(c) in the form attached hereto as Exhibit B.

                  "Authority" has the meaning set forth in Section 3.02.

                  "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.

                  "Base Rate Loan" means an Advance made or to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing or Article III.

                  "Borrowing" shall mean a borrowing under the Commitment consisting of an Advance by the Bank. A Borrowing is a "Euro-Dollar Borrowing" if the Advance is made as a Euro-Dollar Loan and a "Base Rate Borrowing" if the Advance is made as a Base Rate Loan.

                  "Bull Run" means Bull Run Corporation, a Georgia corporation of which the Borrower is a Wholly Owned Subsidiary.

                  "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary of the Borrower (to the extent issued to a Person other than the Borrower), whether common or preferred.

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act.

                  "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

                  "Change of Law" shall have the meaning set forth in Section 3.02.

                  "Closing Date" means April 3, 1996.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

                  "Commitment" shall have the meaning assigned to it in Section 2.01.

                  "Commitment Fee Payment Date" means the first day of each June, September, December and March, commencing June 1, 1996; provided that if any such day is not a Domestic Business Day, the Commitment Fee Payment Date shall be on the next succeeding Domestic Business Day.

                  "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

                  "Consolidated Fixed Charges" for any period means Consolidated Interest Expense for such period.

                  "Consolidated Interest Expense" for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

                  "Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary of the Borrower.

                  "Consolidated Operating Profits" means, for any period, the Operating Profits of the Borrower and its Consolidated Subsidiaries.

                  "Consolidated Subsidiary" means as to Bull Run or the Borrower, as the context hereof may require, at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of Bull Run or the Borrower, as applicable, in its consolidated financial statements as of such date.

                  "Consolidated Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of

                  (A) Any surplus resulting from any write-up of assets subsequent to September 30, 1995;

                  (B) All assets which would be treated as intangibles under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

                  (C) To the extent not included in (B) of this definition, any amount at which shares of capital stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries;

                  (D) Loans or advances to stockholders, directors, officers or employees;

                  (E) To the extent not included in (B) of this definition, deferred expenses;

                  (F) The Borrower's Investment in Gray Communications Systems, Inc. and any other Investment by Borrower or any Subsidiary of the Borrower other than Investments permitted under Section 6.06(a); and

                  (G) any loans or advances made by Borrower or any Subsidiary of the Borrower to any Person.

                  "Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

                  "Consolidated Total Tangible Capital" means, at any time, the sum of (i) Consolidated Tangible Net Worth, and (ii) Consolidated Debt, provided, that for purposes of this definition only, in determining Consolidated Debt, clauses (vii), (viii) and (ix) of the definition of Debt contained in this Agreement shall be disregarded.

                  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

                  "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation),
(vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Dollars" or "$" means dollars in lawful currency of the United States of America.

                  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized by law to close.


                  "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

                  "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower required by any Environmental Requirement.

                  "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

                  "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

                  "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

                  "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

                  "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

                  "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary of the Borrower or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, including any rules or regulations promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                  "Euro-Dollar Loan" means an Advance made or to be made (pursuant to the applicable Notice of Borrowing) as a Euro-Dollar Loan.

                  "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                  "Event of Default" shall have the meaning assigned to such term in Section 7.01.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions.

                  "Fiscal Quarter" means any fiscal quarter of the Borrower.

                  "Fiscal Year" means any fiscal year of the Borrower.

                  "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, or in any applicable state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

                  "Income Available for Fixed Charges" for any period means the sum of (i) Consolidated Net Income, (ii) taxes on income and (iii) Consolidated Fixed Charges, all determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP.

                  "Interest Period" means: with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

                  (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                  (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

                  (c) any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

                  "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

                  "Lending Office" means the Bank's office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as the Bank may hereafter designate as its Lending Office by notice to the Borrower.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary of the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  "Loan Access Agreement" means the Financial Management Account Investment/Commercial Loan Access Agreement dated April 3, 1996 between the Borrower and the Bank, together with all amendments and supplements thereto.

                  "Loan Documents" means this Agreement, the Note and any other document evidencing or securing the Advances.

                  "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page "3750" of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits), determined as of 1:00 p.m. (Charlotte, North Carolina time), 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

                  "Margin Stock" means "margin stock" as defined in Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                  "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) or ERISA.

                  "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

                  "Note" shall mean a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A hereto, evidencing the maximum principal indebtedness of the Borrower to the Bank under the Commitment, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

                  "Notice of Borrowing" shall have the meaning assigned to it in
Section 2.02.

                  "Obligations" means all indebtedness, obligations and liabilities to the Bank existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Borrower under this Agreement or any other Loan Document.

                  "Operating Profits" means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

                  "Participant" has the meaning set forth in Section 8.05(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Encumbrances" means:

                  (a)  Liens existing on the date of this Agreement;

                  (b) any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary of the Borrower and not created in contemplation of such event;

                  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                  (d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Consolidated Subsidiary of the Borrower and not created in contemplation of such event;

                  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary of the Borrower and not created in contemplation of such acquisition;

                  (f) Liens securing Debt owing by any Subsidiary of the Borrower to the Borrower;

                  (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                  (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

                  (i)  any Lien on Margin Stock.

                  "Person" means any individual, joint venture, corporation, company, voluntary association, partnership, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity or organization.

                  "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                  "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate. A change in the Prime Rate shall be effective on the date of such change.

                  "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary of the Borrower, wherever located.

                  "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

                  "Reportable Event" has the meaning given such term in Section 4043(b) of Title V of ERISA.

                  "Reported Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

                  "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders' Equity would generally include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) receivables due from an employee stock ownership plan, (C) employee stock ownership plan debt guarantees, and (D) translation adjustments for foreign currency transactions.

                  "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise indicated, all references herein to Subsidiaries refer to Subsidiaries of Bull Run or the Borrower as the context may require.

                  "Termination Date" shall mean April 3, 1999 or such later date as to which the Borrower and the Bank may agree pursuant to Section 2.04(b).

                  "Third Parties" means all lessees, sublessees, licenses and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

                  "Transferee" has the meaning set forth in Section 8.05(d).

                  "Unused Commitment" means at any date an amount equal to the Commitment less the aggregate outstanding principal amount of the Advances.

                  "Wachovia" means Wachovia Bank of North Carolina, N.A., a national banking association, together with its successors.

                  "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by Bull Run or the Borrower, as the context of this Agreement may require.

                  SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by Bull Run's independent public accountants) with the most recent audited consolidating and consolidated financial statements of Bull Run and its Consolidated Subsidiaries delivered to the Bank.

                  SECTION 1.03. References. Except as otherwise expressly provided in this Agreement: the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedule hereto which is a part hereof, and not to any particular Section, Article, paragraph or other subdivision; the singular includes the plural and the plural includes the singular; "or" is not exclusive; the words "include," "includes" and "including" are not limiting; a reference to any agreement or other contract includes past and future permitted supplements, amendments, modifications and restatements thereto or thereof; a reference to an Article, Section, paragraph or other subdivision is a reference to an Article, Section, paragraph or other subdivision of this Agreement; a reference to any law includes any amendment or modification to such law and any rules and regulations promulgated thereunder; a reference to a Person includes its permitted successors and assigns; any right may be exercised at any time and from time to time; and, except as otherwise expressly provided therein, all obligations under any agreement or other contract are continuing obligations throughout the term of such agreement or contract.

                             ARTICLE II. THE CREDITS

                  SECTION 2.01. Commitment to Lend. The Bank agrees, on the terms and conditions set forth herein, to make Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Advance is made, the aggregate principal amount of outstanding Advances shall not exceed $3,000,000.00 (as such figure may be reduced from time to time as provided in this Agreement, the "Commitment"). Each Euro-Dollar Borrowing under this Section shall be in an aggregate principal amount of $100,000.00 or any larger multiple of $100,000.00. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.09, prepay Advances and reborrow under this Section at any time before the Termination Date. The Bank shall have no obligation to advance funds in excess of the amount of the Commitment.

                  SECTION 2.02. Method of Borrowing. (a) The Borrower shall give the Bank notice (a "Notice of Borrowing") at least three Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

                  (i) the date of such Borrowing, which shall be a Euro-Dollar Business Day,

                  (ii)  the aggregate amount of such Borrowing, and

                  (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

                  (b) A Notice of Borrowing, once given, shall be irrevocable. The Bank shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of the Borrower and any Advances made by the Bank based on such telephonic notice shall, when credited by the Bank to the regular deposit account maintained by the Borrower with the Bank, be an Advance for all purposes hereunder. Not later than 2:00 p.m., Charlotte, North Carolina time, on the date specified for the Borrowing in the Notice of Borrowing, the Bank shall credit, in immediately available funds, the amount of such Borrowing to the regular deposit account maintained by the Borrower with the Bank.

                  (c) All advances made as Base Rate Loans shall be funded by the Bank in accordance with the Loan Access Agreement.

                  (d) If the Bank makes a new Advance hereunder on a day on which the Borrower is to repay all or any part of an outstanding Advance, the Bank shall apply the proceeds of its new Advance to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to the Borrower as provided in subsection (b) or (c) of this Section, or remitted by the Borrower to the Bank as provided in Section 2.11, as the case may be.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

                  (f) If the Borrower is otherwise entitled under this Agreement to repay any Advance maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Advance using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Advance matures in an amount equal to the principal amount of the Advance so maturing, and the Advance comprising such new Borrowing shall be a Base Rate Loan.

                  SECTION 2.03. Note. The Advances shall be evidenced by a single Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Bank's Commitment. The Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether such Advance is a Base Rate Loan or a Euro-Dollar Loan, and such recordations and endorsements shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on the Note; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

                  SECTION 2.04. Maturity of Advances. (a) Each Advance included in any Euro-Dollar Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Euro-Dollar Borrowing. Each Advance included in any Base Rate Borrowing shall finally mature on the Termination Date, and the principal amount thereof shall be due and payable from time to time as provided in the Loan Access Agreement.

                  (b) Upon written request of Borrower, which may be made from time to time and which shall be made in writing and delivered to the Bank on a Domestic Business Day no fewer than 60 days prior to the third and fourth anniversary of the Closing Date, the Bank in its sole and absolute discretion may (but shall not be obligated to) extend the then effective Termination Date for a period of 1 year; provided that in no event shall the Termination Date be extended later than April 3, 2001. In the event that the Bank chooses to extend the Termination Date for such a 1 year period, notice shall be given by the Bank to the Borrower not more than 45, nor fewer than 30, days prior to the next succeeding anniversary of the Closing Date.

                  SECTION 2.05. Interest Rates. (a) Each Advance made as a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable as provided in the Loan Access Agreement, or if the Loan Access Agreement shall have terminated as provided therein, monthly on the first Domestic Business Day of each month. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Advance so made as a Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to such Advance, so made as a Base Rate Loan, for such day.

                  (b) Each Advance made as a Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest

Period; provided that if any Advance made as a Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Advance so made as a Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Advances made as Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (x) the sum of the Applicable Margin plus the Adjusted London Interbank Offered Rate applicable to such Euro-Dollar Loan or (y) the rate which would be applicable for such day to such Advance if it had been made as Base Rate Loan.

                  SECTION 2.06. Commitment Fee. From and after the date hereof up to and including the Termination Date, the Borrower shall pay to the Bank a commitment fee at the rate of one fourth of one percent (.25%) per annum (calculated from the date hereof on the basis of a year of 360 days and payable for the actual number of days elapsed) on the average daily balance of the Unused Commitment (the "Commitment Fee"). The Commitment Fee shall be payable by the Borrower quarterly in arrears on each Commitment Fee Payment Date and on the Termination Date, provided that should the Commitment be terminated at any time prior to the Termination Date (whether by termination of the Commitment as provided in Section 2.07 or Section 2.08, refinancing of the Advances or otherwise), the entire accrued and unpaid Commitment Fee shall be paid on the date of such termination.

                  SECTION 2.07. Optional Termination or Reduction of Commitment. The Borrower may, upon at least three Domestic Business Days' notice to the Bank, terminate the Commitment at any time, or reduce the Commitment from time to time by an aggregate minimum amount of at least $500,000.00 or an integral multiple of $100,000.00 in excess thereof. If the Commitment is so reduced, such reduction shall be accounted for in determining the fees due under Section 2.06. If the Commitment is so terminated in its entirety, all accrued fees (as provided under Section 2.06) shall be payable on the effective date of such termination. A notice of reduction or termination of the Commitment hereunder, once given, shall not thereafter be revocable by the Borrower.

                  SECTION 2.08. Mandatory Termination of Commitment. The Commitment shall terminate and the unpaid principal balance and all accrued and unpaid interest on the Note will be due and payable upon the first of the following dates or events to occur: (i) acceleration of the maturity of the Note in accordance with the remedies contained in Section 7.02; (ii) the Borrower's termination of the Commitment pursuant to Section 2.07; or (iii) upon the expiration of the Commitment on the Termination Date. From and after the date of such termination, no Advances shall be made.

                  SECTION 2.09. Optional Prepayments. (a) The Borrower may, upon at least one Domestic Business Days' notice to the Bank, prepay any Base Rate Borrowing in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

                  (b) Except as provided in Section 3.05, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the maturity thereof.

                  (c) A notice of prepayment pursuant to this Section, once given, shall not thereafter be revocable by the Borrower.

                  SECTION 2.10. Mandatory Prepayments. On each date on which the Commitment is reduced pursuant to Section 2.07, the Borrower shall repay or prepay such principal amount of the outstanding Advances, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the outstanding Advances does not exceed the aggregate amount of the Commitment as then reduced.

                  SECTION 2.11. General Provisions Concerning Payments. (a) All payments of principal of, or interest on, the Note, and of the Commitment Fee, shall be made in Federal or other funds immediately available to the Bank at its office in Charlotte, North Carolina not later than 11:00 a.m., Charlotte, North Carolina time. Funds received after 11:00 a.m. shall be deemed to have been paid on the next following Domestic Business Day.

                  (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of the Commitment Fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  SECTION 2.12. Computation of Interest and Fees. Interest on Base Rate Loans and Euro-Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, in the case of Base Rate Loans as provided in the Loan Access Agreement and in the case of Euro-Dollar Loans, as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Commitment fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).


               ARTICLE III. CHANGE IN CIRCUMSTANCES; COMPENSATION

                  SECTION 3.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                  (a) the Bank determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

                  (b) the Bank determines that the Interbank Offered Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of funding Euro-Dollar Loans for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make or maintain Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Bank at least two Domestic Business Days before the date of any Borrowing of or the commencement of any Interest Period for Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

                  SECTION 3.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and the Bank shall so notify the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make Euro- Dollar Loans shall be suspended. Before giving any notice pursuant to this paragraph, the Bank shall designate a different Lending Office if able to do so and if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If the Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Advance, the Borrower shall borrow an Advance as a Base Rate Loan in an equal principal amount from the Bank and the Bank shall make such an Advance.

                  SECTION 3.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

                  (i) shall subject the Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, the Note or its obligation to make or maintain Euro-Dollar Loans, or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make or maintain Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of the Bank or its Lending Office imposed by the jurisdiction in which the Bank's principal executive office or Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Lending Office); or

                  (iii) shall impose on the Bank (or its Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make or maintain Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

                  (b) If the Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations under this Agreement with respect to any Advance to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

                  (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

                  (d) The provisions of this Section shall be applicable with respect to any Participant in, or Assignee or other Transferee of, the obligations of the Borrower hereunder to the Bank, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

                  SECTION 3.04. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of the Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 3.01 or Section 3.02, or (ii) the Bank has demanded compensation under Section 3.03, and if in either case the Borrower, by at least one Domestic Business Day's prior notice to the Bank shall have elected that the provisions of this Section shall apply, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                  (a) all Advances which would otherwise be made by the Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans, and

                  (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

                  SECTION 3.05. Compensation. Upon the request of the Bank, delivered to the Borrower, the Borrower shall pay to the Bank such amount or amounts as shall compensate the Bank for any loss, cost or expense actually incurred by the Bank as a result of:

                  (a) any optional or mandatory payment or prepayment (pursuant to Section 3.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan; or

                  (b) any failure by the Borrower to prepay a Euro-Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment of or notice of reduction of the Commitment hereunder, as the case may be; or

                  (c) any failure by the Borrower to borrow an Advance as a Euro-Dollar Loan on the date for the Borrowing specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02;

such compensation to include, without limitation, but only to the extent such loss, cost or expense is actually incurred by the Bank, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed, for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by the Bank) the Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

                      ARTICLE IV. CONDITIONS TO BORROWINGS

                  SECTION 4.01. Conditions to First Borrowing. The obligation of the Bank to make an Advance on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 4.02 and the following additional conditions:

                  (a) receipt by the Bank from the Borrower of a duly executed counterpart of this Agreement signed by the Borrower;

                  (b) receipt by the Bank of the duly executed Note complying with the provisions of Section 2.03;

                  (c) receipt by the Bank of satisfactory evidence of the termination of the Borrower's contingent liabilities with respect to all Guaranties of indebtedness of Bull Run;

                  (d) receipt by the Bank of a certificate, dated the date of the first Borrowing, signed by a principal financial officer of the Borrower to the effect that (i) no Default hereunder has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Borrower contained in Article V are true on and as of the date of the first Borrowing hereunder; and

                  (e) receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Note, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Borrower's Certificate of Incorporation, (ii) the Borrower's Bylaws, (iii) a certificate of the Secretary of State (or other appropriate office) of the jurisdiction of the Borrower's incorporation as to the good standing of the Borrower as a corporation of such jurisdiction, and (iv) the action taken by the Board of Directors of the Borrower authorizing the Borrower's execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Borrower is a party.

                  SECTION 4.02. Conditions to All Borrowings. The obligation of the Bank to make an Advance on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

                  (a) receipt by the Bank of Notice of Borrowing if required by
         Section 2.02;

                  (b) the fact that, immediately after such Borrowing, no Default shall have occurred and be continuing;

                  (c) the fact that the representations and warranties of the Borrower contained in Article V shall be true on and as of the date of such Borrowing; and

                  (d) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Advances will not exceed the amount of the Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(b), (c) and (d) of this Section; provided that such Borrowing shall not be deemed to be such a representation and warranty to the effect set forth in
Section 5.04(b) as to any material adverse change which has theretofore been disclosed in writing by the Borrower to the Bank if the aggregate outstanding principal amount of the Advances immediately after such Borrowing will not exceed the aggregate outstanding principal amount of Advances immediately before such Borrowing.

                    ARTICLE V. REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants that:

                  SECTION 5.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  SECTION 5.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its

Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                  SECTION 5.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Note and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

                  SECTION 5.04. Financial Information. (a) The consolidating and consolidated balance sheet of Bull Run and its Consolidated Subsidiaries as of December 31, 1994 and the related consolidating and consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on (in the case of the consolidated balance sheet and consolidated statements of income, shareholders' equity and cash flows only) by Ernst & Young LLP, copies of which have been delivered to the Bank, and the unaudited consolidating and consolidated financial statements of Bull Run and its Consolidated Subsidiaries for the interim period ended September 30, 1995, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidating and consolidated financial position of Bull Run and its Consolidated Subsidiaries as of such dates and their consolidating results of operations and cash flows for such periods stated.

                  (b) Since September 30, 1995 there has been no material adverse change in the business, financial position, results of operations or prospects of Bull Run and its Consolidated Subsidiaries.

                  SECTION 5.05. Litigation. Except as disclosed on Schedule 5.05 hereto, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting Bull Run, the Borrower or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the business, consolidated financial position or consolidated results of operations of Bull Run, the Borrower and their respective Consolidated Subsidiaries, or which in any manner draws into question the validity of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Note or any of the other Loan Documents.

                  SECTION 5.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

                  (b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

                  SECTION 5.07. Taxes. There have been filed on behalf of Bull Run, the Borrower and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower have been paid. The charges, accruals and reserves on the books of Bull Run, the Borrower and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of Bull Run, the Borrower and their respective Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 1994.

                  SECTION 5.08. Subsidiaries. Each of Bull Run's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a material adverse effect on such Subsidiaries, taken as a whole.

                  SECTION 5.09. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION 5.10. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except for Permitted Encumbrances.

                  SECTION 5.11. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which will be materially adverse to the business, operations, property or financial or other condition of the Borrower and its Consolidated Subsidiaries, or which will materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents. No Default has occurred and is continuing.

                  SECTION 5.12. Full Disclosure. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of the Borrower and its Consolidated Subsidiaries or the ability of the Borrower to perform its obligations under this Agreement.

                  SECTION 5.13. Environmental Matters. (a) Neither the Borrower nor any Subsidiary of the Borrower is subject to any Environmental Liability which is likely to have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower or any of its Subsidiaries and neither the Borrower nor any of its Subsidiaries has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties have been identified on any current or proposed (i) National Priorities List under 40 C.F.R. ss. 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                  (b) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, managed at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, generated, stored, disposed of, and managed in the ordinary course of business in compliance with all applicable Environmental Requirements.

                  (c) The Borrower and each of its Subsidiaries has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's and each of its Subsidiary's and Affiliate's respective businesses except, in either case, where the failure to procure such Environmental Authorizations or to be in compliance with such Environmental Requirements could not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

                  SECTION 5.14. Compliance with Laws. The Borrower and each Subsidiary of the Borrower is in compliance with all applicable laws, except where any failure to comply with any such laws could not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower or any of its Subsidiaries, taken as a whole.

                              ARTICLE VI. COVENANTS

                  The Borrower agrees that, so long as the Commitment is in effect hereunder or any amount payable under this Agreement remains unpaid:

                  SECTION 6.01. Information. The Borrower will deliver or cause to be delivered to the Bank:

                  (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidating and consolidated balance sheet of Bull Run and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidating and consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, and in the case of the consolidated balance sheet and consolidated statements of income, shareholders' equity and cash flows certified by Ernst & Young LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to Bank, and in the case of the consolidating balance sheet and the consolidating statements of income, shareholders' equity and cash flows certified by the chief financial officer or the chief accounting officer of Bull Run or the Borrower as to fairness of presentation, GAAP and consistency.

                  (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a consolidating and consolidated balance sheet of Bull Run and its Consolidated Subsidiaries as of the end of such quarter and the related consolidating and consolidated statement of income and statement of cash flows for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of Bull Run or the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of Bull Run or the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.03 through 6.07, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (d) within five Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (e) promptly upon the mailing thereof to the shareholders of Bull Run or the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower or Bull Run shall have filed with the Securities and Exchange Commission;

                  (g) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

                  (h) from time to time such additional information regarding the financial position or business of Bull Run, the Borrower and their respective Subsidiaries as the Bank may reasonably request.

                  SECTION 6.02. Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Subsidiaries to permit, representatives of the Bank at the Bank's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

                  SECTION 6.03. Ratio of Consolidated Debt to Consolidated Total Tangible Capital. The ratio of Consolidated Debt to Consolidated Total Tangible Capital will not at any time exceed 0.50 to 1.00.

                  SECTION 6.04. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $2,418,000.00 plus the sum of 50% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during any period after December 31, 1995 (taken as one accounting period), calculated annually as of December 31 of each year but excluding from such calculations any year in which the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries is negative.

                  SECTION 6.05. Fixed Charges Coverage. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 1996, Income Available for Fixed Charges for the twelve months then ended, expressed as a multiple of Consolidated Fixed Charges for the twelve months then ended, shall not have been less than 4.00.

                  SECTION 6.06. Investments. The Borrower shall not make Investments in any Person except (a) Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Bank,
(iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition and/or
(v) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Corporation and Aa or the equivalent thereof by Moody's Investors Service, Inc. and (b) other Investments to the extent such Investments do not cause the Borrower to be in violation of any other provision of this Agreement, including, without limitation, Section 6.04.

                  SECTION 6.07. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Encumbrances.

                  SECTION 6.08. Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

                  SECTION 6.09. Dissolution. Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any of its Subsidiaries, except through corporate reorganization to the extent permitted by
Section 6.10.

                  SECTION 6.10. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that

                  (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and

                  (b) Subsidiaries of the Borrower may merge with one another.

                  SECTION 6.11. Use of Proceeds. No portion of the proceeds of the Advances will be used by the Borrower (i) in connection with any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

                  SECTION 6.12. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any of its Subsidiaries, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower will set up reserves satisfactory to the Bank.

                  SECTION 6.13. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

                  SECTION 6.14. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Bank.

                  SECTION 6.15. Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

                  SECTION 6.16. Environmental Notices. The Borrower shall furnish to the Bank prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

                  SECTION 6.17. Environmental Matters. The Borrower will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, generated, stored, disposed or managed in the ordinary course of business in compliance with all applicable Environmental Requirements.

                  SECTION 6.18. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

                              ARTICLE VII. DEFAULTS

                  SECTION 7.01. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default by the Borrower under this Agreement:

                  (a) the Borrower shall fail to pay when due any principal of any Advance or shall fail to pay any interest on any Advance within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

                  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 6.03 through 6.11, inclusive; or

                  (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which a responsible officer of the Borrower has knowledge of such failure, or (ii) written notice thereof has been given to the Borrower by the Bank; or

                  (d) any representation, warranty, certification or statement made by the Borrower in Article V or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

                  (e) Bull Run shall fail to make any payment in respect of any Debt outstanding in the aggregate in excess of $500,000 when due or within any applicable grace period or the Borrower or any Subsidiary of Bull Run or the Borrower shall fail to make any payment in respect of any Debt outstanding (other than the Note) when due or within any applicable grace period; or

                  (f) (i) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of Bull Run, the Borrower or any Subsidiary of Bull Run or the purchase of such Debt by Bull Run (or its designees), the Borrower (or its designee) or such Subsidiary of Bull Run (or its designee) prior to the scheduled maturity thereof or (ii) enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the purchase thereof by Bull Run (or its designee), the Borrower (or its designee) or such Subsidiary of Bull Run (or its designee) prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; provided, however, that if the holder of any such Debt shall have waived its right to accelerate the maturity of such Debt or require the purchase of such Debt prior to its scheduled maturity and the Bank shall not have declared the Note to be due and payable pursuant to Section 7.02, Bank shall be deemed to have waived any Event of Default (and its right to declare an Event of Default) arising by reason of this subsection (ii).

                  (g) Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                  (h) an involuntary case or other proceeding shall be commenced against Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Bull Run, the Borrower or any Subsidiary of Bull Run or the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

                  (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                  (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $250,000.00 (exclusive of any amounts covered by insurance as to which the insurance carrier is not disputing its obligations with respect to such insurance) shall be rendered against the Borrower or any Subsidiary of the Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                  (k) a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 60 days after the date of filing; or

                  (l) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of Bull Run or the Borrower; or (ii) as of any date a majority of the Board of Directors of Bull Run or the Borrower consists of individuals who were not either (A) directors of Bull Run or the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of Bull Run or the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of Bull Run or the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

                  SECTION 7.02. Remedies on Default. Upon the occurrence of an Event of Default, the Bank may, by notice to the Borrower, terminate the Commitment which shall thereupon terminate, and by notice to the Borrower declare the Note (together with accrued interest thereon) to be, and the Note and all outstanding Advances shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Commitment shall thereupon terminate and the Note and all outstanding Advances (together with accrued interest thereon) and fees shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                  SECTION 7.03. Security Interest; Offset. In addition to, and not in limitation of, all rights of offset that the Bank or other holder of the Note may have under applicable law, the Borrower hereby grants to the Bank, and to each Participant, Assignee or other Transferee, as security for the full and punctual payment and performance of the obligations to pay to the Bank the principal of and interest on the Advances and other amounts due hereunder, a continuing lien on and security interest in all deposits and other sums credited by or due from the Bank (or such Participant, Assignee or other Transferee) to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, the Bank (and each such Assignee and, to the extent permitted by applicable law, each such Participant and other Transferee) may, at any time after the occurrence of an Event of Default and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against the amounts owing under this Agreement and the Note, whether or not any other Person or Persons could also withdraw money therefrom.


                           ARTICLE VIII. MISCELLANEOUS

                  SECTION 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

                           (a)      If to the Borrower:

                                    Datasouth Computer Corporation
                                    P. O. Box 240947
                                    Charlotte, North Carolina 28224
                                    Attention:  Frederick J. Erickson
                                    Fax number:  (704) 525-6104

                           (b)      If to the Bank:

                                    Wachovia Bank of North Carolina, N.A.
                                    P. O. Box 31608
                                    Charlotte, North Carolina 28231-6071
                                    Attention:  Christopher L. Fincher
                                    Fax number:  (704) 378-5035

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II or Article III shall not be effective until received.

                  SECTION 8.02. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 8.03. Expenses; Documentary Taxes. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including fees and disbursements of counsel for the Bank, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or any amendment hereof or any actual or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents. The Bank's counsel fees shall not exceed $3,000 (plus disbursements of such counsel) for the preparation of this Agreement and the other Loan Documents.

                  (b) The Borrower shall indemnify the Bank and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by the Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Bank to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

                  SECTION 8.04. Amendments and Waivers. Any provision of this Agreement, the Note or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

                  SECTION 8.05. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

                  (b) The Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Advance, the Note, the Commitment hereunder or any other interest of the Bank hereunder. In the event of any such sale by the Bank of a participating interest to a Participant, the Bank's obligations under this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the holder of any the Note for all purposes under this Agreement, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. In no event shall the Bank be obligated to the Participant to take or refrain from taking any action hereunder except that the Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) the change of the principal of the related Advance or Advances,
(iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Advances, or (vi) the release of any guaranty given to support payment of the Advances. The Bank shall, within ten Domestic Business Days after selling a participating interest in any Advance, the Note, the Commitment or other interest under this Agreement, provide the Borrower with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article III and
Section 7.03 with respect to its participation in Advances outstanding from time to time.

                  (c) The Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Note, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit B executed by such Assignee, the Bank and the Borrower; provided that (i) no interest may be sold by the Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the Commitment, and (ii) no interest may be sold by the Bank pursuant to this paragraph (c) to any Assignee which is not an Affiliate of the Bank without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Upon (A) execution of the Assignment and Acceptance by the Bank, such Assignee, and the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower, and (C) payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower or the Bank shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to such Assignee.

                  (d) Subject to the provisions of Section 8.06, the Borrower authorizes the Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective

Transferee any and all financial information in the Bank's possession concerning the Borrower which has been delivered to the Bank by the Borrower pursuant to this Agreement or which has been delivered to the Bank by the Borrower in connection with the Bank's credit evaluation prior to entering into this Agreement.

                  (e) No Transferee shall be entitled to receive any greater payment under Section 3.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 3.02 or 3.03 requiring the Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                  (f) Anything in this Section 8.05 to the contrary notwithstanding, the Bank may assign and pledge all or any portion of the Loan and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loan and/or obligations made by the Borrower to the Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loan and/or obligations to the extent of such payment. No such assignment shall release the Bank from its obligations hereunder.

                  SECTION 8.06. Confidentiality. The Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from any one other than persons employed or retained by the Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Advances; provided, however, that nothing herein shall prevent the Bank from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Bank or their respective Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vi) to the Bank's legal counsel and independent auditors and (vii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section.

                  SECTION 8.07. Interest Limitation. Notwithstanding any other term of this Agreement, the Note or any other Loan Document, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under the Note by the Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount or interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. ss.85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, the Note or any other Loan Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

                  SECTION 8.08. Governing Law. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of North Carolina. This Agreement and the Note are intended to be effective as instruments executed under seal.

                  SECTION 8.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  SECTION 8.10. Consent to Jurisdiction. The Borrower (a) submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Note and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Note or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section
8.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Bank from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

                  SECTION 8.11. Severability. If any provisions of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

                  SECTION 8.12. Captions. Captions in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of the provisions hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the year and day first above written.

                                                  BORROWER:

                                         DATASOUTH COMPUTER CORPORATION
ATTEST:


/s/ K. NICK WALLER                       By:/s/ FREDERICK J. ERICKSON
Assistant Secretary                         ----------------------------
                                         Title: VP - Finance & Administration
                                         ------------------------------

         [CORPORATE SEAL]
                                                    BANK:

Lending Office                           WACHOVIA BANK OF NORTH CAROLINA, N.A.

Wachovia Bank of
North Carolina, N.A.
P. O. Box 31608
Charlotte, North Carolina 28231-6071     By:/s/ CHRISTOPHER L. FINCHER
                                            ---------------------------
                                          Title: Vice President
                                                 ----------------------

                                    EXHIBIT A

                                 PROMISSORY NOTE


$3,000,000.00
                                                                   April 3, 1996


                  FOR VALUE RECEIVED, the undersigned DATASOUTH COMPUTER CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of WACHOVIA BANK OF NORTH CAROLINA, N.A., a national banking association (together with its endorsees, successors and assigns, the "Bank"), the principal sum of Three Million and No/100th Dollars ($3,000,000.00) or such lesser amount as shall equal the unpaid principal amount of each Advance made by the Bank to the Borrower pursuant to the Credit Agreement referred to below, on the dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the rate or rates as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other funds immediately available at the principal office of the Bank located at Charlotte, North Carolina, or at such other location as the holder of this Note may designate in writing.

                  This Note evidences indebtedness in respect of Advances made under, is the Note referred to in and issued pursuant to, and is subject to the terms and provisions of, the Credit Agreement, dated as of April 3, 1996, between the Borrower and the Bank (as the same may be so modified, amended, supplemented or restated, the "Credit Agreement") to which Agreement reference is hereby made for a statement of said terms and provisions. This Note is entitled to the benefits of the Credit Agreement. Any term used herein that is defined in the Credit Agreement shall have the meaning afforded it in the Credit Agreement when used herein.

                  The Bank may, but shall not be obligated to, record on the schedule attached to and made a part hereof, or on a continuation of such schedule, the dates and amounts of, and the effective interest rates for, Advances evidenced hereby, the duration of the respective Interest Periods (in the case of Euro- Dollar Loans) for such Advance and whether such Advance is a Base Rate Loan or a Euro-Dollar Loan, and the principal payments and prepayments of this Note; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                  Upon the occurrence and during the continuation of any Event of Default, the Bank may terminate its Commitment and declare the entire unpaid principal balance advanced hereunder and all accrued interest to be immediately due and payable in the manner and with the effect provided in the Credit Agreement, and may thereafter exercise any of the remedies referred to in the Credit Agreement or existing under applicable law.

                  This Note may be prepaid in whole or in part only on the terms and conditions set forth in the Credit Agreement.

                  TIME IS OF THE ESSENCE OF THIS CONTRACT. In addition and not in limitation of the foregoing and the provisions of the Credit Agreement, the Borrower further agrees to pay all expenses of collection, including reasonable attorneys' fees, if this Note shall be collected by law or through an attorney at law, or in bankruptcy, receivership or other court proceedings.

                  This Note shall be governed by and construed under the internal laws of the State of North Carolina, without giving effect to principles of conflicts of laws. This Note is intended to be effective as an instrument executed under seal.

                  PRESENTMENT, DEMAND, PROTEST AND NOTICE OF DISHONOR ARE HEREBY WAIVED BY THE BORROWER.

                  Executed under hand and seal of the Borrower on the date first above written.


                                         DATASOUTH COMPUTER CORPORATION
ATTEST:


                                         By:
                   Secretary             Title:

         [CORPORATE SEAL]